                                                               EXHIBIT 10.3


                                   EXHIBIT A
                                SECOND RESTATED
                              EMPLOYMENT AGREEMENT

         This Agreement is entered into as of the ___ day of ________, 199_, by and between Continental Natural Gas, Inc., an Oklahoma corporation ("Employer"), and Scott C. Longmore ("Employee").

                                    RECITALS

         A. As of January 1, 1990, Employer and Employee entered into an Employment Agreement pursuant to which Employee agreed to employment with Employer;

         B. The Employment Agreement (the "Employment Agreement") was subsequently amended January 1, 1993, January 1, 1995 and February 28, 1996;

         C. Employer desires to continue to employ Employee and Employee desires to continue to be employed by Employer to serve and perform such duties at such times and places and upon such terms and conditions as hereinafter provided;

         D. Employer desires to receive from Employee a covenant not to disclose certain information relating to Employer's business and a covenant not to compete with Employer;

         E. Employer and Employee desire to set forth in writing the terms and conditions of their agreement and understandings.


                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration this day paid by each party to the other, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

         1. Employment. Employer hereby agrees to continue the employment of Employee and Employee hereby agrees to continue to provide Employee's services to Employer upon the terms and conditions herein stated.

         2. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin as of the date hereof, and shall terminate on December 31, 1999.

         3.      Compensation.

                 (a) Salary. For services rendered by Employee under this Agreement, Employer shall pay Employee a salary of One Hundred Fifty Thousand Dollars ($150,000.00) per annum, payable in twenty-six (26) equal bi- weekly installments. On
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         January 1 of each calendar year during the term hereof, the annual salary payable to Employee pursuant to this paragraph 3(a) shall be increased by a percentage equal to the percentage increase as of such date, if any, in the Official Consumers Price Index published by the Bureau of Labor Statistics of the U. S. Department of Labor, applicable to the smallest geographic region which includes Tulsa, Oklahoma, with reference to the Official Consumers Price Index for January 1 of the previous year.

                 (b) Commissions. Employer shall pay Employee a commission equal to the sum of one and one-half percent (1.5%) of the "Commission Base," as hereinafter defined, for each twelve-month period during the term of this Agreement. As used herein, the term "Commission Base" shall mean the total dollar amount of sales of energy related products by the Employer for the applicable twelve-month period, less the cost of the product, transportation, wet/dry conversions, fuel usage, line loss and commissions paid to parties not employed by Employer.

                          (i) Notwithstanding the foregoing provisions of this paragraph 3(b), in the event there is no "Adjusted Income," as hereinafter defined, of Employer for any twelve-month period, no commission shall be payable to Employee for such period or any subsequent period until such Adjusted Income is positive after restoration in full of any deficit in the computation of Net Income for all previous twelve-month periods.

                          (ii) Payments to Employee pursuant to this paragraph 3(b) shall be based on the estimated Commission Base for each calendar month. Payment to Employee for any particular calendar month shall be made to Employee, in cash, on or before the thirty-sixth (36th) day after the end of such calendar month. Within one hundred twenty (120) days after the end of each calendar month, an accounting of the actual amounts owed to Employee pursuant to this paragraph 3(b) shall be conducted by Employer and, to the extent of the difference between the estimated payments to Employee and the actual amounts owed by Employer to Employee, Employer shall make additional payments to Employee or Employee shall reimburse Employer, as the case may be. Such additional payments or reimbursements shall be made within five (5) days after delivery of the accounting to Employee. Any payment not paid on or before the due date therefor shall bear interest at a varying rate of interest per annum equal to the prime lending rate of Bank of Oklahoma, N.A., plus one and one-half percent (1.5%).


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                 (c)      Bonus.  For the calendar year 1997 and for all
         subsequent calendar years during the term of this Agreement, Employer shall pay Employee a yearly bonus equal as follows:

                          (i) If the Adjusted Income for such calendar year is equal to or greater than the Initial Threshold, but less than the Second Threshold, the yearly bonus payable to Employee shall equal the product obtained by multipying (A) $50,000 by
                 (B) a fraction (I) the numerator of which is the amount by which the Adjusted Income for such calendar year exceeds the Initial Threshold and (II) the denominator of which is the difference between the Second Threshold and the Initial Threshold;

                          (ii) If the Adjusted Income is equal to or greater than the Second Threshold, but less than the Third Threshold, the yearly bonus payable to Employee shall equal $50,000;

                          (iii) If the Adjusted Income is equal to or greater than the Third Threshold, but less than the Fourth Threshold, the yearly bonus payable to Employee shall equal $100,000; or

                          (iv) If the Adjusted Income is equal to or greater than the Fourth Threshold, the yearly bonus payable to Employee shall equal $150,000.

         The Thresholds for the 1997 calendar year shall be as follows:

                 Initial Threshold = $4,400,000
                 Second Threshold =  $5,500,000
                 Third Threshold =   $6,600,000
                 Fourth Threshold =  $7,700,000

         For any calendar year subsequent to 1997, the Initial Threshold shall be an amount equal to 20% of Average Daily Adjusted Equity for the previous calendar year, the Second Threshold will be 25% of such Average Daily Adjusted Equity, the Third Threshold will be 30% of such Average Daily Adjusted Equity and the Fourth Threshold will be 35% of such Average Daily Adjusted Equity . As used herein, the term "Adjusted Income" shall mean, for the calendar year in question, the income of Employer before income taxes plus depreciation, depletion and amortization and any other noncash items. As used herein, the term "Average Daily Adjusted Equity" shall mean, for the calendar year in question, the average of the Adjusted Equity for the year in question; such Adjusted Equity being an amount, determined each day, equal to (A) the stockholders' equity of Employer as of the last day of the previous calendar year less (B) the then Unutilized IPO





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         Proceeds.  As of any day, the then Unutilized IPO Proceeds shall be an amount equal to (I) the net proceeds, after all expenses, to Employer raised pursuant to the initial public offering ("IPO") consummated by Employer as of the effective date of this Agreement less (II) the amount of Employer's long-term debt as of such day which has been incurred by Employer since the date of the IPO (plus any long-term debt incurred by Employer prior to the IPO if incurred in contemplation of the IPO, as determined by Employer, in Employer's sole discretion, exercised in good faith).

                 Within thirty (30) days after the end of each calendar month, Employer shall make a good faith estimate of the Adjusted Income for such calendar month and pay Employee the estimated bonus attributable thereto). Within ninety (90) days after the end of each calendar year during the term hereof, an accounting of the actual amounts owed to Employee pursuant to this paragraph 3(c) shall be conducted by Employer and, to the extent of the difference between the aggregate of the estimated monthly payments to Employee and the actual amounts owed by Employer to Employee, the party owing such amounts shall make payment to the other. Such payment shall be made within five (5) days after delivery of the accounting to Employee. Any payment not paid on or before the due date therefor shall bear interest at a varying rate of interest per annum equal to the prime lending rate of Bank of Oklahoma, N.A., plus one and one-half percent (1-1/2%).

                 If this Agreement becomes effective on any day other than January 1, the bonus payable to Employee for the first calendar year during which this Agreement is effective shall be prorated. The bonus payable to Employee for the portion of such calendar year from January 1 through the day prior to the effective date of this Agreement shall be paid based upon the terms of the Employment Agreement prior to its amendment and restatement hereunder. The bonus which would have been paid under such Employment Agreement prior to its amendment and restatement hereunder shall be computed for the entire calendar year and then multiplied by a fraction, the numerator of which is the number of days of such calendar year prior to the effective date of this Agreement and the denominator of which is the number of days in such entire calendar year. The bonus payable to Employee for the remaining portion of such calendar year shall be paid based upon the terms described in this paragraph 3(c), prorated in the same manner as described in the preceding sentence (using the number of remaining days in such calendar year as the numerator).

                 (d) Determination of Adjusted Income and Average Daily Adjusted Equity. The Adjusted Income and Average Daily Adjusted Equity shall be determined by the certified public accountant or accounting firm (the "CPA") which normally





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         audits the books of Employer.  Such determinations shall be made using generally accepted accounting principles, consistently applied and consistent with past practices of Employer. Such determinations shall be binding on all parties and conclusive in all respects; provided, however, Employee shall have the right to audit the determinations.
         If Employee's audit reveals inconsistencies in the determination by the CPA resulting in an error in the amount payable hereunder for any twelve-month period in excess of five percent (5%), Employer shall bear the cost of Employee's audit. Otherwise, Employee's audit shall be Employee's expense. After any such audit, once the correct amount owed is determined, the party owing the other shall pay the amount owed upon demand.

                 (e) Automobile Allowance. Employer shall also pay Employee at the same times Employee is paid salary pursuant to paragraph 3(a) above, Four Hundred Dollars ($400.00) per month during the term of this Agreement as an automobile allowance. In consideration thereof and as a result of the nature of the services to be performed by Employee, Employee shall keep an automobile available and in working condition so that Employee can adequately perform the services required to be performed by Employee hereunder.

                 (f) Additional Compensation. The compensation agreed to be paid to Employee by Employer in this paragraph 3 shall not operate in any manner as a limitation of any type upon or as a direction, express or implied, against the exercise by the Board (the "Board") of Directors of Employer of its power, authority and discretion to grant additional bonuses and/or fees or other additional direct or indirect benefits or compensation to or on behalf of Employee if, in the business judgment of the Board, such action is merited and in the best interest of Employer.

                 (g) Withholding. The salary and any other compensation paid to Employee shall be subject to any and all such payroll and withholding deductions as are required by the laws of any jurisdiction, federal, state or local, with taxing authority with respect to such salary and other compensation.

                 (h) Payments after Termination. Notwithstanding any other provision of this Agreement to the contrary, except as provided in paragraph 13 hereof, any payment required pursuant to this paragraph 3 attributable to any period of time occurring during the term of this Agreement shall be made when due despite the fact that such payment is due after termination of this Agreement.

         4. Duties. To the best of Employee's ability, using reasonable and prudent judgment and care, Employee shall render





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such services and perform such duties as are customary for a Vice-President of
Marketing in the industry and as may be requested by Employer from time to time.

         5. Extent of Services. Employee shall devote such time and energy to the furtherance of Employer's business as shall be determined by the Board. During the term of this Agreement, Employee shall not, directly or indirectly, alone or as a member of any business entity, or as an officer, director or stockholder of any corporation, be engaged in or concerned with any other commercial or business duties or pursuits which would require such substantial services on the part of Employee that Employee, in Employer's sole opinion, would be unable to perform the services required to be performed by Employee hereby.

         6. Working Facilities and Staff. Employee shall be furnished with such facilities, staff and services as are suitable to Employee's position and adequate for the performance of Employee's duties.

         7. Expenses. Employer will reimburse Employee for all such expenses which Employer, in Employer's sole discretion, deems are reasonably incurred for promoting the business of Employer, upon the presentation by Employee, from time to time, of an itemized account of such expenditures.

         8. Vacations. During the term of this Agreement, Employee shall be entitled, during each year of employment with Employer, to a vacation in accordance with the established company policy of Employer, during which time Employee's compensation hereunder shall be paid in full.

         9. Insurance. During the term of this Agreement, Employer shall provide to Employee, and pay all premiums for, major medical insurance with coverage for Employee and Employee's immediate family on terms no less favorable than is currently provided.

         10. Pension and Profit-sharing Plan. During the term of this Agreement, to the extent it is financially reasonable as determined by the Board, Employer shall maintain in effect any pension and profit-sharing plans maintained by Employer as of the date hereof and Employee shall be entitled to participate in such plans on a non-discriminatory basis.

         11. Memberships. During the term of this Agreement, Employer shall maintain its membership at The Golf Club of Oklahoma and Employee shall be designated as the exclusive user thereof, entitled to enjoy all of the rights and privileges pertaining thereto. In addition, Employer agrees to pay, on behalf of Employee, up to Three Thousand Dollars ($3,000.00) per year for dues and/or fees for club memberships, dinner clubs and/or professional organizations.





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         12.     Disability and Death.  If Employee is unable to perform
Employee's services by reason of illness or incapacity for a period of more than ninety (90) consecutive days, the compensation otherwise payable to Employee during the continued period of such illness or incapacity shall be reduced by fifty percent (50%). Employee's full compensation shall be reinstated upon Employee's return to employment and the discharge of Employee's full duties hereunder. Notwithstanding anything herein to the contrary, Employer may terminate this Agreement at any time after Employee shall be absent from Employee's employment, for whatever cause, for a continuous period of more than sixty (60) consecutive days, in which event, subject to paragraph 3(h) hereof, all obligations of the Employer hereunder, including Employer's obligations to pay Employee the compensation provided in paragraph 3 hereof, shall immediately cease upon any such termination. In no event, however, shall any provision of this paragraph 12 be interpreted to limit or restrict Employee's rights to participate in and receive benefits under the existing Employer disability plan(s). Subject to paragraph 3(h) hereof, all of Employer's obligations hereunder, including Employer's obligations to pay Employee the compensation provided in paragraph 3 hereof, shall cease immediately upon Employee's death. The determination of all periods of time under this paragraph 12 shall be calculated by including (and counting) weekends which occur within the applicable period but excluding days of sick leave, vacation, holidays and other days off, if any, allowed pursuant to established company policy of Employer.

         13. Termination for Cause. Employer may terminate Employee's employment under this Agreement upon (10) days' notice to Employee after the occurrence of any of the following events ("Cause Events") unless such events were caused at the direction of Employer:

                 (a) Any failure by Employee to faithfully perform the covenants and agreements of Employee herein stated;

                 (b) Willful, gross misconduct by Employee in connection with the performance of the covenants and agreements of Employee herein stated;

                 (c) If Employee violates any law, rule or regulation which violation materially adversely affects Employer or any of Employer's subsidiaries or other affiliates (collectively hereinafter referred to as the "Employer Companies");

                 (d) If Employee violates any of the provisions of paragraphs 16 or 17;

                 (e)  If Employee converts any property of Employer Companies;





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                 (f)      If Employee is convicted of any felony which
         materially adversely affects Employer Companies or the ability of Employee to perform Employee's duties hereunder; or

                 (g) If Employee is convicted of any lesser crime or offense involving property or business of Employer Companies.

In the event of a dispute as to whether a Cause Event has occurred, upon the request of Employer or Employee, such dispute shall be resolved pursuant to the expedited procedures of the commercial arbitration rules of the American Arbitration Association regardless of the amount in controversy, with each party to bear its own arbitration costs and expenses. The parties stipulate that the hearing locale for any such arbitration proceeding will be Tulsa, Oklahoma. Judgment upon the award rendered as a result of such arbitration may be entered in any court having jurisdiction thereof. The parties further stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of or relating to whether a Cause Event has occurred. Upon termination of Employee's employment under this Agreement as a result of a Cause Event, all of Employer's obligations hereunder, including Employer's obligations to pay Employee the compensation provided in paragraph 3 hereof (whether or not then accrued), shall immediately cease. Nothing contained herein shall be construed as limiting in any manner any of the rights or remedies available to Employer pursuant to this agreement or otherwise with respect to such Cause Event.

         14. Expiration of Term. In the event this Agreement is terminated due to expiration of the term of this Agreement as set forth in paragraph 2 hereof, subject to paragraph 3(h) hereof, all of Employer's obligations hereunder, including Employer's obligations to pay Employee the compensation provided in paragraph 3 hereof, shall immediately cease.

         15. Other Termination by Employer. In the event Employer terminates Employee's employment hereunder for any reason other than as provided in paragraphs 12, 13 or 14, (a) all of Employer's obligations hereunder, including Employer's obligations to pay Employee the compensation provided in paragraph 3 hereof, shall continue until terminated under paragraph 14 above, and (b) notwithstanding anything to the contrary contained herein, the provisions of paragraph 17 hereof shall not apply.

         16. Disclosure of Information. Employee acknowledges that, in and as a result of Employee's employment with Employer, Employee has and will be making use of, acquiring, developing and/or adding to confidential information of special and unique value relating to such matters as Employer Companies' products, trade secrets, systems, procedures, manuals, confidential reports, customer and





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supplier lists, and other information, data and displays, whether or not patented or copyrighted, as well as the nature and type of product sold by Employer Companies, the identity of Employer Companies' suppliers and customers, the products and methods used and preferred by Employer Companies' customers, and the prices paid by such customers (collectively hereinafter referred to as the "Confidential Information"). As a material inducement to Employer to enter into this Agreement and to pay to Employee the compensation referred to in paragraph 3 hereof (as well as any additional benefits referred to herein), Employee covenants and agrees that Employee and Employee's partners, agents, representatives, servants, employers, employees and any and all other persons acting, directly or indirectly, for or with Employee shall not, at any time during or following the term of Employee's employment hereunder, directly or indirectly, for any purpose whatsoever, divulge or disclose any of the Confidential Information which has been obtained by or disclosed to Employee and shall not at any time during or following the term of Employee's employment hereunder, directly or indirectly, use, for any purpose whatsoever, any of the Confidential Information for Employee's benefit or for any purpose, whether or not beneficial to Employee, except for the purpose of permitting Employee to perform the services for Employer contemplated by this Agreement. Employee further covenants and agrees that all such Confidential Information shall be the exclusive property of Employer and, upon the expiration of this Agreement, Employee shall deliver to Employer all Confidential Information then in the possession, custody or control of Employee and without regard to the form in which such Confidential Information is stored or the media for storage for such Confidential Information.

         17. Covenants Against Competition. Employee acknowledges that Employee's services to be rendered hereunder are of a special and unusual character which have a unique value to Employer, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Employer of the services of Employee for which Employer has contracted hereunder, and because of the Confidential Information to be obtained by or disclosed to Employee, as hereinabove set forth, and as a material inducement to Employer to enter into this Agreement, and to pay to Employee the compensation referred to in paragraph 3 hereof, (as well as any additional benefits referred to herein), Employee covenants and agrees that Employee and Employee's partners, agents, representatives, servants, employers, employees and any and all other persons acting, directly or indirectly, for or with Employee shall not, during the term of this Agreement and for a period of two (2) years thereafter, within the continental United States:

                 (a) Solicit in any manner the termination of any of the Agreements (the "CNG Agreements") between any of the Employer Companies and any end-user customer ("CNG End-User") or supplier ("CNG Supplier");





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                 (b)      Prior to or immediately upon termination of any CNG
         Agreement, compete with or bid competitively against any of the Employer Companies in order to sell product to any CNG End-User or obtain supply or product from the same source of supply provided by any CNG Supplier to any of the Employer Companies; or

                 (c) Solicit for employment or employ any person who is then or was at any time during the term of this Agreement an employee of Employer Companies.

         18. Reasonableness of Restrictions. Employee has carefully read and considered the provisions of paragraphs 16 and 17 hereof and having done so, agrees that the restrictions set forth in such paragraphs (including, but not limited to, the time period restriction and the geographical areas of restriction set forth in paragraphs 16 and 17) are fair and reasonable and are reasonably required for the protection of the interests of Employer, its officers, directors and other employees. Notwithstanding the foregoing, in the event that any of the provisions of paragraphs 16 or 17 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of paragraph 16 or 17 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, such time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

         19. Equitable Relief; Accounting for Profits. In the event of a breach or threatened breach of any of the provisions of paragraphs 16 or 17, Employer, in addition to and not in limitation of any other rights or remedies available to Employer at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employers, employees and/or any and all persons, directly or indirectly, acting for or with Employee. Employee further covenants and agrees that if Employee shall violate any of Employee's covenants and agreements pursuant to paragraphs 16 and 17 above, Employer shall be entitled to an accounting and repayment of all profits, compensations, commissions, remunerations and/or other benefits which Employee, directly or indirectly, may realize as a result of, growing out of or in connection with, any such violation. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies which Employer is or may be entitled to at law or in equity or under this Agreement. In any action brought by Employer against Employee for the breach of paragraph 16 or 17, Employer shall be entitled to recover Employer's costs and expenses, including reasonable attorneys' fees.





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         20.     Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and shall be deemed to have been given if personally delivered or if deposited in the United States mail, by certified mail, with proper postage prepaid thereon, addressed as follows:

         If to Employer:          Continental Natural Gas, Inc.
                                  1412 South Boston, Suite 500
                                  Tulsa, Oklahoma  74119
                                  Att'n:  Mr. Gary C. Adams

         If to Employee:          Mr. Scott C. Longmore
                                  9641 South 102nd East Ave.
                                  Tulsa, Oklahoma 74133

or to such other address as either party may hereafter advise the other by notice given in accordance with the provisions hereof.

         21. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

         22. Assignment. Employer may assign this Agreement to any successor in interest of Employer's business. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer and Employee; provided, however, that Employee may not assign this Agreement without the prior written consent of Employer.

         23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

         24. Governing Law. This Agreement shall be construed in accordance with, and the rights and duties of the parties hereto shall be governed by, the internal laws of the State of Oklahoma. The parties hereto irrevocably and unconditionally consent to and submit themselves to the exclusive jurisdiction of the courts of the State of Oklahoma located in Tulsa County, Oklahoma and the courts of the United States of America located in the Northern District of Oklahoma (collectively, the "Agreed Courts") with respect to any actions, suits or proceedings arising out of or in connection with this Agreement and the transactions contemplated hereby and the parties hereto agree not to commence any action, suit or proceeding relating thereto except in such Agreed Courts. The parties hereto further agree that service of any process, summons, notice, or documents in accordance with paragraph 20 hereof shall be effective service of process for any action, suit or proceeding brought. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the





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transactions contemplated hereby in the Agreed Courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in any of the Agreed Courts has been brought in an inconvenient forum.

         25. Entire Agreement. This instrument contains the entire Agreement of the parties pertaining to Employee's employment by Employer, superseding all other agreements (including, without limitation, the January 1, 1990 Employment Agreement between Employer and Employee, and all amendments, modifications and supplements thereto) (collectively hereinafter referred to as the "Prior Employment Agreements") whether oral or written, express or implied. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Further, except as specifically set forth herein, Employer and Employee do hereby release each other from any and all claims, known or unknown, fixed or contingent, that either may have against the other pursuant to the Prior Employment Agreements or otherwise.

         26. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

         27. Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.





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         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above set forth.

                                    Continental Natural Gas, Inc.




                                    By /s/ GARY C. ADAMS
                                      ----------------------------------
                                      Gary C. Adams, Chairman

                                                   "Employer"


                                      /s/ SCOTT C. LONGMORE
                                      ----------------------------------
                                      Scott C. Longmore

                                                   "Employee"






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